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                              AMENDMENT NUMBER ONE

                     ALL * AMERUS SAVINGS & RETIREMENT PLAN

                      FOR EMPLOYEES OF AMERICAN MUTUAL LIFE




          WHEREAS, AmerUs Life Insurance Company, an Iowa Corporation, (formerly called American Mutual Life Insurance Company), (the "Company") has heretofore established and maintains a defined contribution plan for the benefit of certain of its employees and certain employees of its affiliates designated as the "All
* AmerUs Savings and Retirement Plan for employees of American Mutual Life" (the "Plan");

          WHEREAS, the Company desires to amend the Plan in certain respects;

          NOW, THEREFORE, the Plan is hereby amended effective as of February 3, 1997, as follows:

1. The name "AmerUs Life Holdings Inc.," is hereby substituted for the name "American Mutual Life Insurance Company" in each place where the latter name appears in the Plan.

2. Section T.23 is amended by adding the following new sentence immediately after the first sentence thereof:

          "An investment option may consist of a fund invested solely in "qualifying employer securities" within the meaning of Section 407(d)(5) of ERISA without regard to the limitation on such investment contained in Section


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          407(a)(3) of ERISA pursuant to Section 407(b)(1) of ERISA."

3. Article 5 is amended by inserting the following new Section 5.05 appearing therein and the remaining of Sections of such Articles are appropriately renumbered:

          "SECTION 5.06. SHAREHOLDER RIGHTS WITH RESPECT TO COMPANY STOCK. (a) VOTING SHARES OF COMPANY STOCK. The Trustee shall vote, in person or by proxy, shares of common stock of AmerUs Life Holdings Inc., ("Company Stock") held by the Trustee as instructed by Members. Each Member shall be entitled to give voting instructions (i) with respect to the number of shares of Company Stock allocated to his Account and
          (ii) a portion of the aggregate number of shares of Company Stock held by the Trustee for which no instructions are timely received by the Trustee, as of the shareholder record date for such vote. Such portion shall be determined by multiplying the aggregate number of shares described in paragraph (ii) of the preceding sentence by a fraction of the numerator of which is the number of shares of Company Stock then allocated to the Accounts of each Member for whom the Trustee has timely received voting instructions with respect to a particular meeting of the Company's shareholders and the denominator of which is the aggregate number of shares of Company Stock then allocated to the Accounts of all such Members. Written notice of any meeting of shareholders of the Company and a request for voting instructions shall be given by the Committee or the Trustee, at such time and in such manner as the Committee shall determine to each Member entitled to give instructions for voting shares of Company Stock at such meeting. The Committee shall establish and pay for a means by which a Member can expeditiously deliver such voting instructions to the Trustee. All such instructions shall be confidential and shall not be disclosed to any person, including any Company.

          (b) TENDER OFFERS. (1) RIGHTS OF MEMBERS. In the event a tender offer is made generally to the

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          shareholders of the AmerUs Life Holdings Inc., to transfer all or a portion of their shares of Company Stock in return for valuable consideration, including, but not limited to, offers regulated by section 14(d) of the Securities Exchange Act of 1934, as amended, the Trustee shall respond to such tender offer in respect of shares of Company Stock held by the Trustee in accordance with instructions obtained from Members. Each Member shall be entitled to instruct the Trustee regarding how to respond to any such tender offer with respect to the number of shares of Company Stock then allocated to his account. Each Member who does not provide timely instructions to the Trustee shall be presumed to have directed the Trustee not to tender shares of Company Stock allocated to his account. A Member shall not be limited in the number of instructions to tender or withdraw from tender which he can give, but a Member shall not have the right to give instructions to tender or withdraw from tender after a reasonable time established by the Trustee pursuant to paragraph (3) below.

          (2) DUTIES OF THE COMMITTEE. Within a reasonable time after the commencement of a tender offer, the Committee shall provide to each
          Member:

               (i) the offer to purchase as distributed by the offeror to the shareholders of AmerUs Life Holdings Inc.;

               (ii) a statement of the shares of Company Stock allocated to his or her Account; and

               (iii) directions as to the means by which a Member can give instructions with respect to the tender offer.

          The Committee shall establish and pay for a means by which a Member can expeditiously deliver instructions to the Trustee with respect to a tender offer. All

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          such instructions shall be confidential and shall
          not be disclosed to any person, including any Company. The Committee shall transmit, or cause to be transmitted, to the Trustee aggregate numbers of shares to be tendered or withheld from tender representing instructions of the Member. The Committee at its election may engage an agent to receive instructions from Member and transmit them to the Trustee.

          For purposes of allocating the proceeds of any sale or exchange pursuant to a tender offer, AmerUs Life Holdings Inc., or the independent record keeper, as the case may be, shall then treat as having been sold or exchanged from each of the individual Accounts or Member who provided timely directions to the Trustee under this
          Section 5.06 that number of shares of Company Stock subject to such directions and the proceeds of such sale or exchange shall be allocated accordingly. The adjustments to individual accounts pursuant to the provisions of the Plan shall be made by the Company or the independent record keeper, as the case may be, based on information supplied by AmerUs Life Holdings Inc., or the Trustee.

          (3) DUTIES OF THE TRUSTEE. The Trustee shall follow the instructions of the Member with respect to the tender offer as transmitted to the Trustee. The Trustee may establish a reasonable time, taking into account the time restrictions of the tender offer, after which it shall not accept instructions of Member.



4. Section 5.07 of the Plan (as renumbered) is amended by adding the following new sentence at the end thereof:

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          "For purposes of this Article 5 (other than Section 5.05), a beneficiary shall have all the rights of a member prior to the distribution of the beneficiaries account pursuant to Article 6."

5.   Appendix A is amended by deleting AmerUs Properties, Inc., and including:

          AmerUs Life Insurance Company


















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     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized Officers on this 31st day of January, 1997.





                         AMERUS LIFE INSURANCE COMPANY


                         By: /s/ Victor N. Daley
                             _______________________________
                                    Victor N. Daley


                         Title: Chairman,
                                Benefits and Pension Committee





ATTEST:


By: /s/ James A. Smallenberger
    _______________________________


Title: Senior Vice President and Secretary
       ___________________________________